Exhibit A

AMENDMENT NUMBER ONE

TO THE

SUPERIOR TELECOM INC.

1996 STOCK INCENTIVE PLAN

(Amended and Restated as of January 1, 2001)

WHEREAS, Superior TeleCom Inc. (the “Company”) maintains the Superior TeleCom Inc. 1996 Stock Incentive Plan (Amended and Restated as of January 1, 2001) (the “Plan”);

WHEREAS, pursuant to Section 11.1 of the Plan, the Company may at any time amend the Plan; and

WHEREAS, the Company desires to amend the Plan, effective as of July 1, 2001.

NOW, THEREFORE, pursuant to Section 11.1 of the Plan, the Plan is hereby amended, effective as of July 1, 2001, as follows:

1.        Section 7.2(a) of the Plan is amended by substituting “15,000 shares (subject to any increase or decrease pursuant to Section 4.2)” for “24,141 shares (as adjusted to reflect all adjustments to the Common Stock on or before February 29, 2000, subject to any increase or decrease pursuant to Section 4.2)” therein.

2.        Section 7.2(b) of the Plan is amended by substituting “7,500 shares (subject to any increase or decrease pursuant to Section 4.2)” for “12,070 shares (as adjusted to reflect all adjustments to the Common Stock on or before February 29, 2000, subject to any increase or decrease pursuant to Section 4.2)” therein.

3.        The second sentence of Section 7.4(b) of the Plan is amended in its entirety to read as follows:

“All Options held by such non-employee directors and not previously exercisable shall fully vest upon: (i) a Change in Control; (ii) a non-employee director’s death; or (iii) a non-employee director’s Retirement.”

4.        The last sentence of Article IX of the Plan is amended in its entirety to read as follows:

“Notwithstanding the foregoing, the Committee may determine at the time of grant or thereafter, that a Non-Qualified Stock Option granted pursuant to Article VI that is otherwise not Transferable pursuant to this Article IX is Transferable in whole or part and in such circumstances, and under such conditions, as specified by the Committee.”